Exhibit 21

SUBSIDIARIES OF OPKO HEALTH, INC.

NAME	JURISDICTION OF INCORPORATION
OPKO Pharmaceuticals, LLC	Delaware
OPKO Diagnostics, LLC	Delaware
ModeX Therapeutics, Inc.	Delaware
OPKO Chile, S.A.	Chile
Arama Natural Products Distribuidora, Ltda	Chile
Pharmacos Exakta S.A. de C.V.	Mexico
FineTech Pharmaceutical Ltd	Israel
OPKO Health Europe, S.L.	Spain
OPKO Biologics, Ltd	Israel
OPKO Renal, LLC	Canada
Curna, Inc.	Delaware
BioReference Health, LLC	Delaware
EirGen Pharma Limited	Ireland
Transition Therapeutics, Corp. ULC	Nova Scotia